EXHIBIT 99.1

2600 Citadel Plaza Drive
P.O. Box 924133
Houston, Texas 77292-4133

NEWS RELEASE

Information: Kristin Gandy, Director of Investor Relations, Phone: (713) 866-6050

WEINGARTEN REALTY INVESTORS ANNOUNCES
ANALYST AND INVESTOR EVENT

Weingarten Realty Investors (NYSE:WRI) today announced that it will hold its Annual Analyst/Investor Meeting in Houston, TX on Tuesday, March 31, 2009. The Company plans to discuss key operating strategies, current retail market trends, Weingarten’s current development projects and its Houston, TX portfolio.

The Company's presentation will be webcast live from 9:30 a.m. to 11:30 a.m. Eastern Time in a listen-only mode at www.weingarten.com under the Investor Relations section.  An audio archive will be available on the website shortly after the event concludes. A copy of all presentation materials will be located in the Investor Relations section of the website. For those without Internet access, the presentation will be available by mail upon request.

About Weingarten Realty Investors
As one of the largest real estate investment trusts listed on the New York Stock Exchange, Weingarten Realty (NYSE:WRI) is celebrating its 60th anniversary as a commercial real estate owner, manager and developer, formed in 1948. Focused on delivering solid returns to shareholders, Weingarten is actively developing, acquiring, and intensively managing properties in 23 states that span the United States from coast-to-coast. The Company’s portfolio of 404 properties includes 323 neighborhood and community shopping centers and 81 industrial properties. Including tenant-owned square footage, the Company’s portfolio currently totals approximately 73 million square feet under management. Weingarten has one of the most diversified tenant bases of any major REIT in its sector, with the largest of its 5,300 tenants comprising less than 3% of its rental revenues. To learn more about the Company’s operations and growth strategies, please visit www.weingarten.com.